PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To Prospectus dated September 9, 2008)	Registration No. 333-153387

800,000 Shares of Common Stock
800,000 Series D Warrants
800,000 Series E Warrants
800,000 Series F Warrants

Placement Agent Warrant for the Purchase of 40,000 Shares of Common Stock

2,400,000 Shares of Common Stock Underlying the Series D, E and F Warrants
40,000 Shares of Common Stock Underlying the Placement Agent Warrant

NEURALSTEM, INC.

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering up to 800,000  shares of our common stock, par value $0.01 per share (“Shares”), Series D Common Stock purchase warrants to purchase up to 800,000 shares of our common stock (“Series D Warrants”), Series E Common Stock purchase warrants to purchase up to 800,000 shares of our common stock (“Series E Warrants,”) and  Series F Common Stock purchase warrants to purchase up to 800,000 shares of our common stock (“Series F Warrants,”) (collectively the Series D Warrants, Series E Warrants and Series F Warrants are referred to as the “Warrants”).   A summary description of the Warrants is contained in the section of this prospectus supplement entitled “Description of Securities.”  The Shares and Warrants are being sold at a negotiated price of $1.25 per unit.  Each unit (“Unit”) consists of: (i) one Share; (ii) one Series D Warrant, (iii) one Series E Warrant, and (iv) one Series F Warrant.

The Series D Warrants have an initial exercise price of $1.25 per share and may be exercised at any time and from the Closing Date of this offering and through the one anniversary thereof.  The Series E Warrants have an initial exercise price of $1.25 per share and may be exercised at any time from the Closing Date of this offering through the three year anniversary thereof.  The Series F Warrants have an initial exercise price of $1.25 per share and may be exercised at any time from the Closing Date of this offering and through and including the five year anniversary thereof.

As partial compensation for its services in connection with this offering, we will be issuing the placement agent a warrant to purchase up to 40,000 common shares at a price of $1.5625 per share (“Placement Agent Warrant”). In addition to the Shares, Warrants and the Placement Agent Warrant, we are also registering the 2,440,000 common shares underlying the Warrants and Placement Agent Warrant.

Our common stock is quoted on the NYSE Amex under the symbol “CUR.” There is currently no market for the Warrants and none is expected to develop after this offering.  On June 29, 2009, the last reported sales price of our common stock on the NYSE Amex was $1.04 per share.  As of June 29, 2009, the number of outstanding voting and non-voting common shares held by non-affiliates is 30,674,000.  The aggregate market value of our outstanding voting and non-voting common equity computed by reference to the average bid and ask price on May 5, 2009 ($1.26) was $38,495,870.  The aggregate market value of all securities offered pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus and the securities offered hereby is $6,167,520.

Investing in our securities involves a high degree of risk. Before buying any securities, you should read the discussion of material risks of investing in our common stock under the heading “Risk factors” of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We have retained Midtown Partners & Company, LLC (“Midtown”) to act as our placement agent in connection with this offering. We have agreed to pay the placement agent the cash fees set forth in the table below. Additionally, we have agreed to issue the placement agent a Placement Agent Warrant.  A summary of the Placement Agent Warrant terms are described under the section of this prospectus supplement entitled “Description of Securities.”   The offering of the Units is being conducted on a “Best Efforts” basis.

		Maximum
		Offering
	Per unit	Amount
Offering price	$1.2500	$1,000,000
Placement agent fees	$.0875	$70,000
Proceeds, before expenses, to us	$1.1625	$930,000

We estimate the total expenses of this offering, excluding the placement agent fees, will be approximately $100,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount, the placement agent fees and proceeds to us, if any, in this offering may be substantially less than the maximum offering amounts set forth above.

Midtown Partners & Co. LLC

The date of this prospectus supplement is June 30, 2009.

This prospectus supplement is not complete without, and may not be utilized except in connection with, the accompanying prospectus dated September 26, 2008 and any amendments to such prospectus. This prospectus supplement provides supplemental information regarding us and updates certain information contained in the accompanying prospectus and describes the specific terms of this offering. The accompanying prospectus gives more general information, some of which may not apply to this offering. We incorporate important information into this prospectus supplement and the accompanying prospectus by reference.

TABLE OF CONTENTS

Prospectus supplement

ABOUT THIS PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about the securities we may offer from time to time under our shelf registration statement, some of which may not apply to the securities offered by this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

You should rely only on the information contained in this prospectus supplement and contained or incorporated by reference in the accompanying prospectus. We have not authorized anyone, including the placement agent, and the placement agent has not authorized anyone, to provide you with different information. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and contained, or incorporated by reference in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of our securities offered hereby. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in the accompanying prospectus.

Unless otherwise indicated, “Neuralstem,” the “Company,” “we,” “us,” “our” and similar terms refer to Neuralstem, Inc.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this prospectus we make a number of statements, referred to as “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to use and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe are appropriate in the circumstances. You can generally identify forward looking statements through words and phrases such as “believe,” “expect,” “seek,” “estimate,” “anticipate,” “intend,” “plan,” “budget,” “project,” “may likely result,” “may be,” “may continue”  and other similar expressions.

When reading any forward-looking statement you should remain mindful that actual results or developments may vary substantially from those expected as expressed in or implied by such statement for a number of reasons or factors, including but not limited to:

•	the success of our research and development activities, the development of a viable commercial production, and the speed with which regulatory authorizations and product launches may be achieved;
•	whether or not a market for our product develops and, if a market develops, the rate at which it develops;

•	our ability to successfully sell our products when and if developed;

•	our ability to attract and retain qualified personnel to implement our growth strategies;

•	our ability to develop sales, marketing, and distribution capabilities;

•	the accuracy of our estimates and projections;

•	our ability to fund our short-term and long-term financing needs;

•	changes in our business plan and corporate strategies; and

•	other risks and uncertainties discussed in greater detail in the section of this report captioned “Risk Factors”

Each forward-looking statement should be read in context with, and in understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as our public filings with the SEC. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statements contained in this report or any other filing to reflect new events or circumstances unless and to the extent required by applicable law.

SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and accompanying prospectus and may not contain all of the information that is important to you. This prospectus supplement and the accompanying prospectus include or incorporate by reference information about the securities we are offering as well as information regarding our business and detailed financial data. You should read this prospectus supplement and the accompanying prospectus in their entirety, including the information incorporated by reference.

ABOUT NEURALSTEM

Overview

Neuralstem is focused on the development and commercialization of treatments based on transplanting human neural stem cells.

We have developed and maintain a portfolio of patents and patent applications that form the proprietary base for our research and development efforts in the area of neural stem cell research.  We own or exclusively license four (4) issued patents and thirteen (13) patent pending applications in the field of regenerative medicine and related technologies. We believe our technology base, in combination with our know-how, and collaborative projects with major research institutions provides a competitive advantage and will facilitate the successful development and commercialization of products for use in the treatment of a wide array of neurodegenerative conditions and in regenerative repair of acute disease.

This is a young and emerging field. There can be no assurances that our intellectual property portfolio will ultimately produce viable commercialized products and processes. Even if we are able to produce a commercially viable product, there are strong competitors in this field and our product may not be able to successfully compete against them.

All of our research efforts to date are at the level of basic research or in the pre-clinical stage of development.  On December 18, 2008 we filed our first Investigational New Drug Application (“IND”) with the U.S. Food and Drug Administration (“FDA”) to begin a clinical trial to treat amyotrophic lateral sclerosis (“ALS” or “Lou Gehrig’s Disease”). On February 20, 2009, the FDA provided us with specific comments, questions and recommendations for modification to the protocol submitted in our IND.  The trial is currently on clinical hold. We are in the process of analyzing the notice and the FDA’s comments and recommendations.

In addition to our core stem cell tissue based technology we have begun developing a small-molecule compound.  The Company has performed preliminary in vitro and in vivo tests on the compound with regard to neurogenesis.  Based on the results of these tests we have applied for a U.S. patent on the compound.

Technology

Our technology is the ability to isolate human neural stem cells from most areas of the developing human brain and spinal cord and our technology includes the ability to grow them into physiologically relevant human neurons of all types. Our two issued core patents entitled: (i)  Isolation, Propagation, and Directed Differentiation of Stem Cell from Embryonic and Adult Central Nervous System of Mammals ; and (ii)  In Vitro Generation of Differentiated Neurons from Cultures of Mammalian Multi-potential CNS Stem Cell  contain claims which cover the process of deriving the cells and the cells created from such process.

What differentiates our stem cell technology from others is that our patented processes do not require us to “push” the cells towards a certain fate by adding specific growth factors. Our cells actually “become” the type of cell they are fated to be. We believe this process and the resulting cells create a technology platform that allows for the efficient isolation and ability to produce, in commercially reasonable quantities, neural stem cells from the human brain and spinal cord.

Our technology allows for cells to grow in cultured dishes, also known as in vitro growth, without mutations or other adverse events that would compromise their usefulness.

Research

We have devoted substantial resources to our research programs in order to isolate and develop a series of neural stem cell banks that we believe can serve as a basis for therapeutic products. Our efforts to date have been directed at methods to identify, isolate and culture large varieties of stem cells of the human nervous system, and to develop therapies utilizing these stem cells. This research is conducted both internally and through the use of third party laboratory consulting companies under our direct supervision.

As of March 13, 2009, we had 8 full-time employees. Of these employees 4 work on Research and development and 4 in administration. We also use the services of numerous outside consultants in business and scientific matters.

Our Corporate Information

We were incorporated in Delaware. Our principal executive offices are located at 9700 Great Seneca Highway, Rockville, Maryland 20850, and our telephone number is (301) 366-4841. Our website is located at www.neuralstem.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock we are offering	800,000 shares

Investor Warrants
Warrants to purchase a total of 2,400,000 Common Shares at $1.25 per share will be issued to the investors.  The Warrants consist of 800,000 Series D, 800,000 Series E and 800,000 Series F.  The Warrants have a term of 1, 3 and 5 years respectively.  All other terms and conditions of the Warrants are the same.

Common stock to be outstanding after this offering(1)	60,221,062 shares

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including working capital, product development and capital expenditures. See “Use of proceeds.”

Placement Agent Warrant
Warrants to purchase 40,000 shares of common stock will be issued to the Placement Agent as compensation for its services in connection with this offering. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

NYSE Amex symbol	CUR

________________________________________________

(1)
The number of shares of common stock shown above to be outstanding after this offering is based on the 33,751,300 shares outstanding as of June 29, 2009 and assumes the sale of 800,000 common shares in this offering.  The number specifically excludes:

(i)	2,131,265 shares reserved for issuance upon the exercise of the Company’s Series A Warrants;

(ii)	2,228,340 shares reserved for issuance upon the exercise of the Company’s Series B Warrants;

(iii)	3,111,672 shares reserved for issuance upon the exercise of the Company’s Series C Warrants;

(iv)	5,608,485 shares reserved for issuance upon the exercise of free standing option and warrants;

(v)	3,676,659 shares reserved for issuance upon exercise of outstanding options pursuant to the Company’s 2005 Stock Plan;

(vi)	5,320,000 shares reserved for issuance upon exercise of outstanding options pursuant to the Company’s 2007 Stock Plan;

(vii)	323,341 shares reserved for future grants pursuant to the Company’s 2005 Stock Plan;

(viii)	830,000 shares reserved for future grants pursuant to the Company’s 2007 Stock Plan;

(ix)	2,400,000 shares reserved for issuance upon exercise of Series D, E and F warrants; and

(x)	40,000 shares reserved for issuance upon the exercise of the Placement Agent Warrant.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the risks related to our business set forth in this prospectus supplement, the accompanying prospectus and the other information included and incorporated by reference in this prospectus supplement and accompanying prospectus, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks actually occurs, our business, results of operations and financial condition will likely suffer. As a result, the trading price of our common stock may decline, and you might lose part or all of your investment.

Risks Relating to Our Stage of Development

We have a limited operating history and have significantly shifted our operations and strategies since inception.

Since inception in 1996 and through December 31, 2008, we have raised $61,690,040 of capital and recorded accumulated losses totaling $57,486,795. On December 31, 2008, we had a working capital surplus of $3,774,078 and stockholders’ equity of $4,203,245. Our net losses for the two most recent fiscal years have been $11,830,798 and $7,063,272 for 2008 and 2007 respectively. We had no revenues for the twelve months ended December 31, 2008.

Our ability to generate revenues and achieve profitability will depend upon our ability to complete the development of our proposed stem cell products, obtain the required regulatory approvals, manufacture, market, and sell our proposed products. In part because of our past operating results, no assurances can be given that we will be able to accomplish any of these goals.

Although we have generated some revenue in prior years, we have not generated any revenue from the commercial sale of our proposed stem cell products. Since inception, we have engaged in several related lines of business and have discontinued operations in certain areas. For example, in 2002, we lost a material contract with the Department of Defense and were forced to close our principal facility and lay off almost all of our employees in an attempt to focus our development strategy on stem cell technologies. This limited and changing history may not be adequate to enable you to fully assess our current ability to develop and commercialize our technologies and proposed products, obtain approval from the FDA, achieve market acceptance of our proposed products, and respond to competition. No assurances can be given as to exactly when, if at all, we will be able to fully develop, commercialize, market, sell and derive material revenues from our proposed products in development.

We will need to raise additional capital to continue operations.

Historically we have generated limited amounts of cash which are not sufficient to meet current or future operating or capital requirements.  We have relied almost entirely on external financing to fund operations. Such financing has primarily come primarily from the sale of common stock, and the exercise of investor warrants.  As of March 31, 2009, we had cash and cash equivalents on hand of $3,567,108 .  Presently, we have a monthly cash burn rate of approximately $400,000.  We will need to raise additional capital to fund anticipated operating expenses and future expansion. Among other things, external financing will be required to cover the further development of our technologies and products and general operating costs. On December 18, 2008, we filed our first IND to commence clinical trials on one of our proposed products.  On February 20, 2009 we received notification from the FDA that our IND was on hold pending our submission of additional information and modifications to our IND.  In the event the IND is approved, we expect additional cost related to the trials to be phased in slowly over the following 12 months.

We have expended and expect to continue to expend substantial cash in the research, development, clinical and pre-clinical testing of our stem cell technologies with the goal of ultimately obtaining FDA approval to market our proposed products. We will require additional funds to conduct research and development, establish and conduct clinical and pre-clinical trials, commercial-scale manufacturing arrangements and to provide for marketing and distribution. These funds may not be available on acceptable terms, if at all. If adequate funds are unavailable, we may have to delay, reduce the scope of, or eliminate one or more of our research, development or commercialization programs, which may materially harm our business, financial condition and results of operations.

Our long term capital requirements are expected to depend on many factors, including:

•	the continued progress and cost of our research and development programs;

•	the progress of pre-clinical studies and clinical trials;

•	the time and costs involved in obtaining regulatory clearance;

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

•	the costs of developing sales, marketing and distribution channels and our ability to sell our products if developed;

•	the costs involved in establishing manufacturing capabilities for commercial quantities of our proposed products;

•	competing technological and market developments;

•	market acceptance of our proposed products;

•	the costs of recruiting and retaining employees and consultants; and

•	the costs associated with educating and training physicians about our proposed products.

We may use resources more rapidly than currently anticipated, resulting in the need for additional funding.  We cannot assure you that financing, whether from external sources or related parties, will be available if needed. If additional financing is not available when required, or is not available on acceptable terms, we may not be unable to: fund operations and planned growth, develop or enhance our technologies, take advantage of business opportunities or respond to competitive market pressures.

Additional financing requirements could result in dilution to existing stockholders.

We are not able to finance our operations through the sale of our products.  Accordingly, we will be required to secure additional financing. If we are able to obtain such additional financing, it may be dilutive to current shareholders. We have authority to issue additional shares of common stock and preferred stock, or warrants which may be convertible into any one or more classes or series of capital stock. We are authorized to issue 150,000,000 shares of common stock and 7,000,000 shares of preferred stock. Such securities may generally be issued without the approval or consent of our stockholders.

Risks Relating to Intellectual Property and Government Regulation

We may not be able to withstand challenges to our intellectual property rights.

We rely on our intellectual property, including issued and applied-for patents, as the foundation of our business. Our intellectual property rights may come under challenge.  No assurances can be given that even though issued, our current and potential future patents will survive such challenges. For example, in 2005 our neural stem cell technology was challenged in the U.S. Patent and Trademark Office. Although we prevailed in this particular matter upon re-examination by the patent office, these cases are complex, lengthy, expensive, and could potentially be adjudicated adversely to our interests, removing the protection afforded by an issued patent. The viability of our business would suffer if such patent protection were limited or eliminated. Moreover, the costs associated with defending or settling intellectual property claims would likely have a material adverse effect on our business and future prospects. At present, there is new litigation with StemCells, Inc. which is in its initial stages and any likely outcome is difficult to predict.

We may not be able to adequately protect against the piracy of the intellectual property in foreign jurisdictions.

We anticipate conducting research in countries outside of the United States.  A number of our competitors are located in these countries and may be able to get access to our technology or test results.  The laws protecting intellectual property in some of these countries may not adequately protect our trade secrets and intellectual property.  The misappropriation of our intellectual property may materially impact our position in the market and any competitive advantages, if any, that we may have.

Our products may not receive FDA approval.

The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacturing and marketing of pharmaceutical products through lengthy and detailed laboratory, pre-clinical and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and vary substantially based upon the type, complexity and novelty of the proposed product. On December 18, 2008, we submitted its first IND, application to the FDA.  We cannot assure you when or if such IND application will be granted, nor can we assure you that if the IND is granted, that we will successfully complete any clinical trials in connection with such IND. Further, we cannot yet accurately predict when we might first submit any product license application for FDA approval or whether any such product license application will be granted on a timely basis, if at all.  Moreover, we cannot assure you that FDA approvals for any products developed by us will be granted on a timely basis, if at all. Any delay in obtaining, or failure to obtain, such approvals could have a material adverse effect on the marketing of our products and our ability to generate product revenue.

Development of our technologies is subject to extensive government regulation.

Our research and development efforts, as well as any future clinical trials, and the manufacturing and marketing of any products we may develop, will be subject to, and restricted by, extensive regulation by governmental authorities in the United States and other countries. The process of obtaining FDA and other necessary regulatory approvals is lengthy, expensive and uncertain. FDA and other legal and regulatory requirements applicable to the development and manufacture of the cells and cell lines required for our preclinical and clinical products could substantially delay or prevent us from producing the cells needed to initiate additional clinical trials. We may fail to obtain the necessary approvals to commence clinical testing or to manufacture or market our potential products in reasonable time frames, if at all. In addition, the U.S. Congress and other legislative bodies may enact regulatory reforms or restrictions on the development of new therapies that could adversely affect the regulatory environment in which we operate or the development of any products we may develop.

We base our research and development on the use of human stem cells obtained from human tissue. The U.S. federal and state governments and other jurisdictions impose restrictions on the acquisition and use of human tissue, including those incorporated in federal Good Tissue Practice, or cGTP, regulations. These regulatory and other constraints could prevent us from obtaining cells and other components of our products in the quantity or of the quality needed for their development or commercialization. These restrictions change from time to time and may become more onerous. Additionally, we may not be able to identify or develop reliable sources for the cells necessary for our potential products — that is, sources that follow all state and federal laws and guidelines for cell procurement. Certain components used to manufacture our stem and progenitor cell product candidates will need to be manufactured in compliance with the FDA’s Good Manufacturing Practices, or cGMP. Accordingly, we will need to enter into supply agreements with companies that manufacture these components to cGMP standards.  There is no assurance that we will be able to enter into any such agreements.

Noncompliance with applicable requirements both before and after approval, if any, can subject us, our third party suppliers and manufacturers and our other collaborators to administrative and judicial sanctions, such as, among other things, warning letters, fines and other monetary payments, recall or seizure of products, criminal proceedings, suspension or withdrawal of regulatory approvals, interruption or cessation of clinical trials, total or partial suspension of production or distribution, injunctions, limitations on or the elimination of claims we can make for our products, refusal of the government to enter into supply contracts or fund research, or government delay in approving or refusal to approve new drug applications.

We cannot predict if or when we will be permitted to commercialize our products due to regulatory constraints.

Federal, state and local governments and agencies in the United States (including the FDA) and governments in other countries have significant regulations in place that govern many of our activities.  We are or may become subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances used in connection with its research and development work. The preclinical testing and clinical trials of our proposed products are subject to extensive government regulation that may prevent us from creating commercially viable products. In addition, our sale of any commercially viable product will be subject to government regulation from several standpoints, including manufacturing, advertising, marketing, promoting, selling, labeling and distributing. If, and to the extent that, we are unable to comply with these regulations, our ability to earn revenues will be materially and negatively impacted.

Risks Relating to Our Business

Our business relies on stem cell technologies that we may not be able to commercially develop.

We have concentrated our research on stem cell technologies, and our ability to generate revenue and operate profitably will depend on being able to develop these technologies for human applications. These are emerging technologies and have limited human applications. We cannot guarantee that we will be able to develop our technologies or that such development will result in products with any commercial utility or value. We anticipate that the commercial sale of such products and royalty/licensing fees related to the technology, will be our primary sources of revenues. If we are unable to develop the technologies, investors will likely lose their entire investment.

Our product development programs are based on novel technologies and are inherently risky.

We are subject to the risks of failure inherent in the development of products based on new technologies. The novel nature of these therapies creates significant challenges in regard to product development and optimization, manufacturing, government regulation, third party reimbursement, and market acceptance. For example, the pathway to regulatory approval for cell-based therapies, including our product candidates, may be more complex and lengthy than the pathway for conventional drugs. These challenges may prevent us from developing and commercializing products on a timely or profitable basis or at all.

Our inability to complete pre-clinical and clinical testing and trials will impair our viability.

On December 18, 2008, we submitted our first IND application to the FDA.   On February 20, 2009, the FDA provided us with specific comments, questions and recommendations for modification to the protocol submitted in our IND.  The trial is on clinical hold. We are in the process of analyzing the notice and the FDA’s comments and recommendations.  Even if we eventually receive approval from the FDA to commence clinical trials, the outcome of pre-clinical, clinical and product testing of our products is uncertain.  If we are unable to satisfactorily complete testing, or if such testing yields unsatisfactory results, we will be unable to commercially produce our proposed products. Before obtaining regulatory approvals for the commercial sale of any potential human products, our products will be subjected to extensive pre-clinical and clinical testing to demonstrate their safety and efficacy in humans. No assurances can be given that the clinical trials will demonstrate the safety and efficacy of such products at all, or to the extent necessary to obtain appropriate regulatory approvals, or that the testing of such products will be completed in a timely manner, if at all, or without significant increases in costs, program delays or both, all of which could harm our ability to generate revenues. In addition, our proposed products may not prove to be more effective for treating disease or injury than current therapies. Accordingly, we may have to delay or abandon efforts to research, develop or obtain regulatory approval to market our proposed products. Many companies involved in biotechnology research and development have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and could harm our ability to generate revenues, operate profitably or produce any return on an investment.

 Our proposed products may not have favorable results in clinical trials or receive regulatory approval.

Positive results from pre-clinical studies should not be relied upon as evidence that clinical trials will succeed. Even if our product candidates achieve positive results in clinical studies, we will be required to demonstrate through clinical trials that the product candidates are safe and effective for use in a diverse population before we can seek regulatory approvals for their commercial sale. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through clinical trials. If any product candidate fails to demonstrate sufficient safety and efficacy in any clinical trial, then we would experience potentially significant delays in, or be required to abandon, development of that product candidate. If we delay or abandon our development efforts of any of our product candidates, then we may not be able to generate sufficient revenues to become profitable, and our reputation in the industry and in the investment community would likely be significantly damaged, each of which would cause our stock price to decrease significantly.

The commencement of clinical testing of our potential product candidates may be delayed.

The commencement of clinical trials may be delayed for a variety of reasons, including:

•	delays in demonstrating sufficient safety and efficacy in order to obtain regulatory approval to commence clinical trials;

•	delays in reaching agreement on acceptable terms with contract research organizations and clinical trial sites;

•	delays in manufacturing quantities of a product candidate sufficient for clinical trials;

•	delays in obtaining approval of an IND from the FDA or similar foreign approvals;

•	delays in obtaining institutional review board approval to conduct a clinical trial at a prospective site; and

•	insufficient financial resources.

In addition, the commencement of clinical trials may be delayed due to insufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, and the eligibility criteria for the clinical trial.  Delays in the commencement of clinical testing of our product candidates could significantly increase our product development costs and delay product commercialization. In addition, many of the factors that may cause, or lead to, a delay in the commencement of clinical trials may also ultimately lead to a denial of regulatory approval of a product candidate.

There are no assurances that we will be able to submit or obtain FDA approval of a biologics license application.

There can be no assurance that if the clinical trials of any potential product candidate are successfully initiated and completed, we will be able to submit a Biologics License Application (“BLA”) to the FDA or that any BLA we submit will be approved by the FDA in a timely manner, if at all. If we are unable to submit a BLA with respect to any future product candidate, or if any BLA we submit is not approved by the FDA, we will be unable to commercialize that product. The FDA can and does reject BLAs and requires additional clinical trials, even when product candidates performed well or achieved favorable results in clinical trials. If we fail to commercialize our product candidate, we may be unable to generate sufficient revenues to attain profitability and our reputation in the industry and in the investment community would likely be damaged, each of which would cause our stock price to decrease.

The manufacturing of cell-based therapeutic products is novel, highly regulated, critical to our business, and dependent upon specialized key materials.

The manufacturing of cell-based therapeutic products is a complicated and difficult process, dependent upon substantial know-how and subject to the need for continual process improvements.  We depend almost exclusively on third party manufacturers to supply our cells.  In addition, our suppliers’ ability to scale-up manufacturing to satisfy the various requirements of our planned clinical trials is uncertain.  Manufacturing irregularities or lapses in quality control could have a serious adverse effect on our reputation and business, which could cause a significant loss of stockholder value. Many of the materials that we use to prepare our cell-based products are highly specialized, complex and available from only a limited number of suppliers. At present, some of our material requirements are single sourced, and the loss of one or more of these sources may adversely affect our business.

Ethical and other concerns surrounding the use of stem cells may negatively affect regulatory approval or public perception of our product candidates.

The use of stem cells for research and therapy has been the subject of debate regarding ethical, legal and social issues.  Negative public attitudes toward stem cell therapy could result in greater governmental regulation of stem cell therapies, which could harm our business. For example, concerns regarding such possible regulation could impact our ability to attract collaborators and investors.  Existing and potential U.S. government regulation of human tissue may lead researchers to leave the field of stem cell research or the country altogether, in order to assure that their careers will not be impeded by restrictions on their work. Similarly, these factors may induce graduate students to choose other fields less vulnerable to changes in regulatory oversight, thus exacerbating the risk that we may not be able to attract and retain the scientific personnel we need in the face of competition among pharmaceutical, biotechnology and health care companies, universities and research institutions for what may become a shrinking class of qualified individuals.

We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

Our business may bring us into conflict with licensees, licensors, or others with whom we have contractual or other business relationships or with our competitors or others whose interests differs from ours. If we are unable to resolve these conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against it. Any litigation is likely to be expensive and may require a significant amount of management's time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against us which could have a materially adverse effect on our business.  By way of example, in May of 2008, we filed a complaint against StemCells Inc., alleging that U.S. Patent No. 7,361,505 (the “‘505 patent”), allegedly exclusively licensed to StemCells, Inc., is invalid, not infringed and unenforceable. On the same day, StemCells, Inc. filed a complaint alleging that we had infringed, contributed to the infringement of, and or induced the infringement of two patents owned by or exclusively licensed to StemCells relating to stem cell culture compositions. At present, the litigation is in its initial stages and any likely outcome is difficult to predict.

We may not be able to obtain third-party patient reimbursement or favorable product pricing.

Our ability to successfully commercialize certain proposed products in the human therapeutic field may depend to a significant degree on patient reimbursement of the costs of such products and related treatments. We cannot assure you that reimbursement in the United States or foreign countries will be available for any products developed, or, if available, will not decrease in the future, or that reimbursement amounts will not reduce the demand for, or the price of, our products.  The Company cannot predict what additional regulation or legislation relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such regulation or legislation may have on our business. If additional regulations are overly onerous or expensive or if health care related legislation makes our business more expensive or burdensome than originally anticipated, we may be forced to significantly downsize our business plans or completely abandon the current business model.

Our products may not be profitable due to manufacturing costs.

Our products may be significantly more expensive to manufacture than other drugs or therapies currently on the market today due to a fewer number of potential manufacturers, greater level of needed expertise and other general market conditions affecting manufacturers of stem cell based products.  Accordingly, we may not be able to charge a high enough price for us to make a profit from the sale of our cell therapy products. If we are unable to realize significant profits from our potential product candidates, its business would be materially harmed.

We are dependent on the acceptance of our products by the health care community.

Our proposed products, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to accept and utilize these products. The products that we are attempting to develop represent substantial departures from established treatment methods and will compete with a number of more conventional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance will depend on a number of factors, including:

•	the clinical efficacy and safety of our proposed products;

•	the superiority of our products to alternatives currently on the market;

•	the potential advantages of our products over alternative treatment methods; and

•	the reimbursement policies of government and third-party payors.

If the health care community does not accept our products for any reason, our business would be materially harmed.

We depend on two key employees for our continued operations and future success.

The loss of either of our key executive officers, Richard Garr and Karl Johe, would be detrimental to us.

•	We currently do not maintain “key person” life insurance on the life of Mr. Garr. As a result, the Company will not receive any compensation upon the death or incapacity of this key individuals;

•	We currently do maintain “key person” life insurance on the life of Mr. Johe. As a result, the Company will receive approximately $1,000,000 in the event of his death or incapacity.

In addition, we anticipate growth and expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance, manufacturing and marketing.  We anticipate the need for additional management personnel and the development of additional expertise by existing management personnel. There is intense competition for qualified personnel in the areas of our present and planned activities, and there can be no assurance that we will be able to continue to attract and retain the qualified personnel necessary for the development our business. The failure to attract and retain such personnel or to develop such expertise would adversely affect our business.

The employment contracts of key employees contain significant anti-termination provisions which could make changes in management difficult or expensive.

We have entered into employment agreements with Messrs. Garr and Johe which expire on November 1, 2012.  In the event either individual is terminated prior to the full term of their respective contracts, for any reason other than a voluntary resignation, all compensation due to such employee under the terms of the respective agreement shall become due and payable immediately. These provisions will make the replacement of either of these employees very costly and could cause difficulty in effecting a change in control. Termination prior to the full term of these contracts would cost us as much as $1,230,000 per contract and the immediate vesting of all outstanding options and/or warrants held by Messrs. Garr and Johe.

We have no product liability insurance, which may leave us vulnerable to future claims that we will be unable to satisfy.

The testing, manufacturing, marketing and sale of human therapeutic products entails an inherent risk of product liability claims, and we cannot assure you that substantial product liability claims will not be asserted against us. We have no product liability insurance. In the event we are forced to expend significant funds on defending product liability actions, and in the event those funds come from operating capital, we will be required to reduce its business activities, which could lead to significant losses.

We cannot assure you that adequate insurance coverage will be available in the future on acceptable terms.

We have limited commercial insurance policies. Any significant claim would have a material adverse effect on its business, financial condition and results of operations. Insurance availability, coverage terms and pricing continue to vary with market conditions. We will endeavor to obtain appropriate insurance coverage for insurable risks that we identify.  In the event a loss occurs that is not covered, depending on the size of such loss, it could materially affect our business plan or ability to operate.

Our outsource model depends on third parties to assist in developing and testing our proposed products.

Our strategy for the development, clinical and preclinical testing and commercialization of our proposed products is based on an outsource model. This model requires us to enter into collaborations with third parties in order to further develop the technology and products. In the event we are not able to enter into such relationships in the future, our ability to develop products may be seriously hindered or we would be required to expend considerable resources to bring such functions in-house. Either outcome could result in our inability to develop a commercially feasible product or in the need for substantially more working capital to complete the research in-house. Also, we currently rely on third parties to assist us with a substantial portion of our research and development. Although our collaborative agreements do not impose any duties or obligations on us other than the licensing of our technology, the failure of any of these third parties may hinder our ability to develop products in a timely fashion.

We intend to rely upon third-party FDA-approved manufacturers for our stem cells.

We currently have no internal manufacturing capability, and will rely extensively on FDA-approved licensees, strategic partners or third party contract manufacturers or suppliers. We currently have an agreement with Charles River Laboratories International, Inc. (“Charles River”) for the manufacturing and storage of our cells. In the event Charles River fails to provide suitable cells, we would be forced to either manufacture the cells ourselves or seek other third party vendors. Should we be forced to manufacture our stem cells, we cannot give you any assurance that we will be able to develop an internal manufacturing capability or procure alternative third party suppliers. Moreover, we cannot give you any assurance that any contract manufacturers or suppliers we procure will be able to supply our product in a timely or cost effective manner or in accordance with applicable regulatory requirements or our specifications.

Our competition has significantly greater experience and financial resources.

The biotechnology industry is characterized by intense competition. We compete against numerous companies, many of which have substantially greater resources. Several such enterprises have initiated cell therapy research programs and/or efforts to treat the same diseases which we target. Although not necessarily direct competitors, companies such as Geron Corporation, Genzyme Corporation, StemCells, Inc., Advanced Cell Technology, Inc., Aastrom Biosciences, Inc. and Viacell, Inc., as well as others, may have substantially greater resources and experience in our fields which put us at a competitive disadvantage.

Risks Relating to Our Common Stock

Our common shares are sporadically or “thinly” traded.

Our common shares have historically been sporadically or “thinly” traded, meaning that the number of persons interested in purchasing our common shares at or near the asking price at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the facts that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community.  Even if we came to the attention of such persons, they tend to be risk-adverse and would be reluctant to follow an unproven development stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without a material reduction in share price. We cannot give you any assurance that a broader or more active trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares if you need money or otherwise desire to liquidate your investment.

The market price for our common shares is particularly volatile.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer’s. The volatility in our share price is attributable to a number of factors. First, our common shares are sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand.  Secondly, we are a speculative or “risky” investment due to our limited operating history, lack of significant revenues to date, and the uncertainty of future market acceptance for our products if successfully developed. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Additionally, in the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

The following factors may add to the volatility in the price of our common shares:  actual or anticipated variations in our quarterly or annual operating results; government regulations; announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

We face risks related to compliance with corporate governance laws and financial reporting standard.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These new laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting (“Section 404”), will materially increase the Company's legal and financial compliance costs and make some activities more time-consuming, burdensome and expensive.  Additionally, in 2008 the SEC extended the compliance period for non-accredited filers with regard to Section 404(b).  Unless further extended, we will be required to include attestation reports in our annual report for year ending on December 31, 2009.  We anticipate this will further increase the costs associated with our compliance with the Sarbanes-Oxley Act of 2002.

Any failure to comply with the requirements of the Sarbanes-Oxley Act of 2002, our ability to remediate any material weaknesses that we may identify during our compliance program,  or difficulties  encountered in their implementation,  could harm our operating results,  cause us to fail to meet our reporting  obligations  or result in  material  misstatements  in our  financial statements.  Any such  failure  could also  adversely  affect the results of the periodic  management  evaluations of our internal controls and, in the case of a failure  to  remediate  any  material  weaknesses  that we may  identify,  would adversely  affect  the  annual  auditor   attestation   reports   regarding  the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley  Act.  Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

We have never paid a cash dividend and do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never paid cash dividends nor do we anticipate paying cash dividends in the foreseeable future.  Accordingly, any return on your investment will be as a result of stock appreciation.

Issuance of additional securities could dilute your proportionate ownership and voting rights.

We are entitled under our amended and restated certificate of incorporation to issue up to 150,000,000 common and 7,000,000 “blank check” preferred shares. As of March 31, 2009, we had issued and outstanding 33,751,300 common shares, 21,980,421common shares reserved for issuance upon the exercise of current outstanding options and warrants (excluding options and warrants issued under our equity compensation plans), 669,341common shares reserved for issuance of additional grants under our 2005 incentive stock plan, and 830,000 shares reserved for issuance of grants under our 2007 stock plan. Accordingly, we will be entitled to issue up to 92,768,938 additional common shares and 7,000,000 additional preferred shares. Our board may generally issue those common and preferred shares, or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. Any preferred shares we may issue shall have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development and marketing plans. It is also likely that we will be required to issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock option plans, in order to attract and retain qualified personnel. In the event of issuance, your proportionate ownership and voting rights may be significantly decreased and the value of your investment impacted.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Units will be approximately $1,000,000, assuming that we sell the maximum number of securities we are offering pursuant to this prospectus supplement. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual number of securities sold, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the amount set forth above.  In the event the Warrants and Placement Agent Warrant are exercised, we will receive an additional $3,062,500.

We intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, clinical trial expenditures, acquisitions of new technologies or businesses and investments.

DETERMINATION OF OFFERING PRICE

We established the price following negotiations with prospective investors and with reference to the prevailing market price of our common stock, recent trends in such price, daily average trading volume of our common stock, our current stage of development, future capital needs and other factors.

DIVIDEND POLICY

We have never paid or declared cash dividends on our common stock, and we do not intend to pay or declare cash dividends on our common stock in the foreseeable future.

DESCRIPTION OF SECURITIES

In this offering, we are offering a maximum of 800,000 Units to investors and a warrant to purchase up to 40,000 common shares as compensation to the placement agent for its services in connection with this offering.   Each unit (“Unit”) consisting of: (i) one Share; (ii) one Series D Warrant, (iii) one Series E Warrant, and (iv) one Series F Warrant. This prospectus supplement also relates to the offering of shares of our common stock issuable upon exercise, if any, of the warrants.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Common Stock” starting on page 4 of the accompanying prospectus.

Series D, E and F Warrants.

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary does not purport to be complete and is subject to, and qualified in its entirety by the warrants.

General. Investors will receive warrants, with a term of one (Series D Warrant), three (Series E Warrant) and five (Series F Warrant) years, to purchase an aggregate of 2,400,000 shares of our common stock at an exercise price of $1.25 per share

Exercisability. The warrants are exercisable, in whole or in part, at any time and from time to time during the period commencing at the Closing and ending on the expiration of each Series respective term.  The warrants are exercisable for cash in the event there is a valid registration statement covering the underlying shares or on a cashless if there is not a valid registration statement.

Exercise Price. The exercise price per share of common stock underlying the warrants is $1.25, subject to adjustment as described below.

Adjustments. The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised the warrants immediately prior to such reorganization event.   The exercise price and number of shares underlying the warrants are not subject to adjustment in the event of a subsequent financing.

Fractional Shares. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we can elect to either pay the holder an amount in cash equal to the fractional amount multiplied by the market value of a share of common stock or round up the number of shares to the next whole share.

Transferability. The Warrants are transferable pursuant to their terms.

Ownership Cap and Exercise Restrictions. Under the terms of each warrant, at no time may a holder of a warrant exercise the warrant if the acquisition of the number of shares being purchased would result in the holder owning more than 4.99% of the common stock then outstanding. This maximum percentage may be increased, subject to sixty one (61) days prior notice to us by the holder, provided that the maximum percentage may not exceed 9.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrant that have not been exercised

Additional Provisions. The above summary of certain terms and provisions of the warrants is qualified in its entirety by reference to the detailed provisions of the warrants, the form of which will be filed as an exhibit to a current report on Form 8-K that will be incorporated herein by reference.  No holders of the warrants will possess any rights as a stockholder under those warrants until the holder exercises those warrants.

Placement Agent Warrant

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the warrants.

General. The placement agent will receive warrants, with a term of five years, to purchase an aggregate of 40,000 shares of our common stock at an exercise price of $1.56250 per share which is equal to 125% of the Warrants exercise price.

Exercisability. The warrants are exercisable, in whole or in part, at any time and from time to time during the period commencing on the closing of the offering and ending on the five year anniversary thereof.  The warrants are only exercisable for cash.

Exercise Price. The exercise price per share of common stock underlying the warrants is $1.5625, subject to adjustment as described below.

Adjustments. The exercise price and the number of shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised the warrants immediately prior to such reorganization event. The exercise price and number of shares underlying the warrants are not subject to adjustment in the event of a subsequent financing.

Fractional Shares. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we can elect to either pay the holder an amount in cash equal to the fractional amount multiplied by the market value of a share of common stock or round up the number of shares to the next whole share.

Transferability. The warrant shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the public offering, except as provided by FINRA Rules. In accordance with subparagraph (g) (1) of Rule 2710 of the FINRA Rules, the Placement Agent Warrant  shall not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of filing of this Prospectus Supplement or commencement of sales of the public offering, except as provided in subparagraph (g)(2) of Rule 2710 of the FINRA Rules.

Ownership Cap and Exercise Restrictions. Under the terms of each warrant, at no time may a holder of a warrant exercise the warrant if the acquisition of the number of shares being purchased would result in the holder owning more than 4.99% of the common stock then outstanding. This maximum percentage may be increased, subject to sixty one (61) days prior notice to us by the holder, provided that the maximum percentage may not exceed 9.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrant that have not been exercised

Additional Provisions. The above summary of certain terms and provisions of the warrants is qualified in its entirety by reference to the detailed provisions of the warrants, the form of which will be filed as an exhibit to a current report on Form 8-K that will be incorporated herein by reference.  No holders of the warrants will possess any rights as a stockholder under those warrants until the holder exercises those warrants.

PLAN OF DISTRIBUTION

We have engaged “Midtown” as our placement agents in connection with this offering. The placement agent is not purchasing or selling any of the Units we are offering, and they are not required to arrange the purchase or sale of any specific number of Units or dollar amount, but they have agreed to use commercially reasonable efforts to arrange for the sale of the Units.

The terms of any such offering will be subject to market conditions and negotiations between us and prospective purchasers.  The placement agency agreement does not give rise to any commitment by the placement agent to purchase any of our Units, and the placement agent will have no authority to bind us by virtue of the placement agency agreement. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering.

We will enter into securities purchase agreements directly with the purchasers in connection with this offering, and we will only sell to purchasers who have entered into securities purchase agreements.

We will deliver the Shares being issued to the purchasers electronically upon receipt of purchaser funds for the purchase of the Shares offered pursuant to this prospectus supplement.  We expect to deliver the Shares being offered pursuant to this prospectus supplement on or about July 1, 2009.   We will deliver the Warrants and Placement Agent Warrant in physical form.

We have agreed to pay Midtown a placement agent fee equal to: (i) a cash fee equal to 7.0% of the gross proceeds of this offering; and (ii) a Placement Agent Warrant equal to 5.0% of the number of Shares sold in this offering.  The Placement Agent Warrant has an exercise price equal to $1.5625, which is 125% of the exercise price of the Warrants, will expire 5 years from the date of issuance,  and will otherwise comply with the rules of the Financial Industry Regulatory Authority, or FINRA.

In compliance with the guidelines of FINRA, the maximum consideration or discount to be received by the placement agent or any other FINRA member may not exceed 8% of the gross proceeds to us in this offering or any other offering in the United States pursuant to the Prospectus.

 The placement agency agreement with Midtown will be included as an exhibit to a Current Report on Form 8-K that we will file with the SEC and that will be incorporated by reference into the registration statement.

The estimated offering expenses payable by us, in addition to the placement agent fees of $70,000, are approximately $100,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock. After deducting certain fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $850,000.

PROSPECTUS

NEURALSTEM, INC.
Common Stock
Preferred Stock
Warrants

We may offer to the public, from time to time, in one or more series or issuances:

•	shares of our common stock;

•	shares of our preferred stock; or

•	warrants to purchase shares of our common stock and/or preferred stock.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by an applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.

We will sell these securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

     Our common stock is traded on the American Stock Exchange (“AMEX”) under the symbol “CUR.” On September 20, 2008, the closing price of our common stock was $1.59 per share.

     Investing in our securities involves risks. See “Risk Factors” on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to give you information different from that contained in this prospectus. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

As used in this prospectus, unless context otherwise requires, the words “we,” “us,”“our,” “the Company” and “Neuralstem” refer to Neuralstem, Inc. This summary highlights selected information about Neuralstem and a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities we will offer, you should read carefully this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer to sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $25,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

FORWARD LOOKING STATEMENTS

This prospectus, and the documents incorporated into it by reference, contains forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to use and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe are appropriate in the circumstances. You can generally identify forward looking statements through words and phrases such as“believe”, “expect”, “seek”, “estimate”, “anticipate”, “intend”, “plan”, “budget”, “project”, “may likely result”, “may be”, “may continue” and other similar expressions.

When reading any forward-looking statement you should remain mindful that actual results or developments may vary substantially from those expected as expressed in or implied by such statement for a number of reasons or factors, including but not limited to:

•	the success of our research and development activities, the development of a viable commercial product, and the speed with which regulatory authorizations and product launches may be achieved;

•	whether or not a market for our product develops and, if a market develops, the rate at which it develops;

•	our ability to successfully sell our products if a market develops;

•	our ability to attract and retain qualified personnel to implement our growth strategies;

•	our ability to develop sales, marketing, and distribution capabilities;

•	our ability to obtain reimbursement from third party payers for the products that we sell;

•	the accuracy of our estimates and projections;

•	our ability to fund our short-term and long-term financing needs;

•	changes in our business plan and corporate strategies; and

•	other risks and uncertainties discussed in greater detail in the section captioned “Risk Factors”

Each forward-looking statement should be read in context with and in understanding of the various other disclosures concerning our company and our business made elsewhere in this Prospectus as well as our public filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statements contained in this Prospectus or any other filing to reflect new events or circumstances unless and to the extent required by applicable law.

ABOUT NEURALSTEM
Overview

Neuralstem is focused on the development and commercialization of treatments based on transplanting human neural stem cells.

We have developed and maintain a portfolio of patents and patent applications that form the proprietary base for our research and development efforts in the area of neural stem cell research. We own or exclusively license four (4) issued patents and thirteen (13) patent pending applications in the field of regenerative medicine and related technologies. We believe our technology base, in combination with our know-how, and collaborative projects with major research institutions provides a competitive advantage and will facilitate the successful development and commercialization of products for use in the treatment of a wide array of neurodegenerative conditions and in regenerative repair of acute disease.

This is a young and emerging field. There can be no assurances that our intellectual property portfolio will ultimately produce viable commercialized products and processes. Even if we are able to produce a commercially viable product, there are strong competitors in this field and our product may not be able to successfully compete against them.

All of our research efforts to date are at the stage of pre-clinical research and development. We are focused on leveraging our key assets, including our intellectual property, our scientific team, our facilities and our capital, to accelerate the advancement of our stem cell technologies. In addition, we are pursuing strategic collaborations with members of academia. We are headquartered in Rockville, Maryland.

In addition to our core tissue based technology we have begun developing a Small-Molecule compound. The company has performed preliminary in vitro and in vivo tests on the compound with regard to neurogenesis. Based on the results of these tests we have applied for a U.S. patent on the compound.

Technology

Our technology is the ability to isolate human neural stem cells from most areas of the developing human brain and spinal cord and our technology includes the ability to grow them into physiologically relevant human neurons of all types. Our two issued core patents entitled: (i) Isolation, Propagation, and Directed Differentiation of Stem Cell from Embryonic and Adult Central Nervous System of Mammals; and (ii) In Vitro Generation of Differentiated Neurons from Cultures of Mammalian Multi-potential CNS Stem Cell contain claims which cover the process of deriving the cells and the cells created from such process.

What differentiates our stem cell technology from others is that our patented processes do not require us to “push” the cells towards a certain fate by adding specific growth factors. Our cells actually “become” the type of cell they are fated to be. We believe this process and the resulting cells create a technology platform that allows for the efficient isolation and ability to produce, in commercially reasonable quantities, neural stem cells from the human brain and spinal cord.

Our technology allows for cells to grow in cultured dishes, also known as in vitrogrowth, without mutations or other adverse events that would compromise their usefulness.

Research

We have devoted substantial resources to our research programs in order to isolate and develop a series of neural stem cell banks that we believe can serve as a basis for therapeutic products. Our efforts to date have been directed at methods to identify, isolate and culture large varieties of stem cells of the human nervous system, and to develop therapies utilizing these stem cells. This research is conducted both internally and through the use of third party laboratory consulting companies under our direct supervision.

As of June 30, 2008, we had 7 full-time employees. Of these employees, three work on research and development and four in administration. We also use the services of numerous outside consultants in business and scientific matters. We believe that we have good relations with our employees and consultants.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, clinical trial expenditures, acquisitions of new technologies or businesses, and investments. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

PLAN OF DISTRIBUTION

We may sell securities in any of the ways described below or in any combination of these:

•	to or through underwriters or dealers;

•	through one or more agents; or

•	directly to purchasers or to a single purchaser.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions. The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only the agents or underwriters named in each prospectus supplement are agents or underwriters in connection with the securities being offered thereby.

We may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in each applicable prospectus supplement, and each prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. Each prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of, or the existence of trading markets for, any of our securities.

Certain persons participating in this offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 150,000,000 shares of common stock. As of September 3, 2008, we had 32,151,300 shares of common stock outstanding.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our restated certificate of incorporation and our amended and restated by-laws, both of which are on file with the SEC as exhibits to previous SEC filings. The summary below is also qualified by provisions of applicable law.

General

Holders of common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Holders of common stock are entitled to receive dividends, if declared by our board of directors, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. Our certificate of incorporation does not provide the common stock with any redemption, conversion or preemptive rights. All shares of common stock that are outstanding as of the date of this prospectus and, upon issuance and sale, all shares we are offering by this prospectus, will be fully-paid and nonassessable.

Classification Of Directors And Change Of Control

Pursuant to our amended bylaws, we have a classified board of directors divided into three classes with staggered three-year terms. Only one class of directors may be elected each year, while the directors in the other classes continue to hold office for the remainder of their three-year terms. Each class of the Board is required to have approximately the same number of directors. The Board may, on its own, determine the size of the exact number of directors on the Board and may fill vacancies on the Board. The procedure for electing and removing directors on a classified board of directors generally makes it more difficult for stockholders to change control of the Company by replacing a majority of the classified Board at any one time, and the classified board structure may discourage a third party tender offer or other attempt to gain control of the Company and may maintain the incumbency of directors. In addition, under our amended bylaws, directors may only be removed from office by a vote of the majority of the shares then outstanding and eligible to vote.

The bylaws contain advance notice procedures with respect to stockholder proposals and further limit stockholder rights to nominate candidates for election as directors. These provisions may discourage stockholders from nominating directors or bringing any other business at a particular meeting if the stockholders do not follow the proper procedures. In addition, the procedures may

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

American Stock Exchange

Our common stock is listed for quotation on the American Stock Exchange under the symbol “CUR.”

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 7,000,000 shares of undesignated preferred stock. As of September 3, 2008, no shares of our preferred stock were outstanding. The following summary of certain provisions of our preferred stock does not purport to be complete. You should refer to our restated certificate of incorporation and our amended and restated by-laws, both of which are on file with the SEC as exhibits to previous SEC filings. The summary below is also qualified by provisions of applicable law.

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Neuralstem.; and

•
any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of Neuralstem.

The preferred stock offered by this prospectus, when issued, will not have, or be subject to, any preemptive or similar rights.

Transfer Agent and Registrar

The transfer agent and registrar for any series or class of preferred stock will be set forth in each applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in each applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the applicable warrant agreements and the applicable prospectus supplement to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of, and other information relating to, the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•	if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;

•
the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•
whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock and/or preferred stock will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement to register the securities offered by this prospectus under the Securities Act. This prospectus is part of that registration statement, but omits certain information contained in the registration statement, as permitted by SEC rules. For further information with respect to our Company and this offering, reference is made to the registration statement and the exhibits and any schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any document referred to are not necessarily complete and in each instance, if the document is filed as an exhibit, reference is made to the copy of the document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference. You may obtain copies of the registration statement, including exhibits, as noted in the paragraph below or by writing or telephoning us at:

NEURALSTEM, INC
9700 Great Seneca Highway,
Rockville, Maryland 20850
Attn: Chief Financial Officer
Tel : (301) 366-4841

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can also inspect reports, proxy statements and other information about us at the offices of the National Association of Securities Dealers, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents are incorporated by reference into this registration statement:

•	Our Annual Report on Form 10-KSB filed with the Commission on March 27, 2008, for the year ended December 31, 2007;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the Commission on Aril 24, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the Commission on May 15, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the Commission on August 14, 2008;

•	Our Current Report on Form 8-K filed with the Commission on February 25, 2008;

•	Our Current Report on Form 8-K filed with the Commission on March 28, 2008;

•	Our Current Report on Form 8-K filed with the Commission on April 16, 2008;

•	Our Current Report on Form 8-K filed with the Commission on May 1, 2008;

•	Our Current Report on Form 8-K filed with the Commission on May 6, 2008;

•	Our Current Report on Form 8-K, filed with the Commission on May 12, 2008;

•	Our Current Report on Form 8-K, filed with the Commission on May 15, 2008;

•	Our Current Report on Form 8-K filed with the Commission on July 31, 2008;

•	Our Current Report on Form 8-K filed with the Commission on September 9, 2008;

•
The description of our common stock contained in our Registration Statement on Form SB-2 (Registration No. 333-142451), as amended (the "Registration Statement"), filed under the Securities Act of 1933, as amended, with the Commission on April 30, 2007 and declared effective May 4, 2007.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: NEURALSTEM, INC, 9700 Great Seneca Highway, Rockville, Maryland 20850 Attn: Chief Financial Officer Tel: (301) 366-4841

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by The Law Offices of Raul Silvestre & Associates, Los Angeles, California.

EXPERTS

Our financial statements for the period of January 1, 2006 through December 31, 2006 and the related statements of operations, stockholders' equity and cash flows for such period incorporated by reference in this Prospectus and registration statement have been audited by David Banerjee, independent registered public accountant, as set forth in this Prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. David Banerjee has no interest in the shares being registered in this filing.

Our balance sheet as of December 31, 2007 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2007 incorporated by reference in this Prospectus and registration statement have been audited by Stegman & Company, independent registered public accounting firm, as set forth in this Prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Stegman & Company has no interest in the shares being registered in this filing.

NEURALSTEM, INC.
Common Stock
Preferred Stock
Warrants
                                        , 2008

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.